Exhibit 10.1

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is dated as of June 30, 2025 and is made by and between MLC V SC - AUTOMATION, LLC, a California limited liability company (“Landlord”) and QUANTUMSCAPE BATTERY, INC., a Delaware corporation (“Tenant”).

A. Landlord and Tenant are parties to that certain Lease dated November 1, 2021 (the “Lease”) whereby Landlord leases to Tenant, and Tenant leases from Landlord, those certain premises (the “Premises”) containing approximately 80,641 rentable square feet and consisting of the entire building located at 1750 Automation Parkway, San Jose, California, as more particularly described in the Lease. Except as otherwise expressly provided in this Agreement to the contrary, all capitalized terms used in this Agreement shall have the same meanings provided such terms in the Lease. The obligations of Tenant under the Lease are guaranteed by Quantumscape Corporation, a Delaware corporation (“Guarantor”) pursuant to that certain Guaranty dated November 1, 2021 (the “1750 Lease Guaranty”).

B. The Term of the Lease is scheduled to expire on September 30, 2032 (the “Expiration Date”).

C. Concurrently with Landlord’s countersignature execution and delivery of this Agreement, (i) Landlord has entered into a lease of the Premises (the “New Tenant Lease”) with another tenant (the “New Tenant”) commencing not earlier than the Surrender Date (defined below), and (ii) Utah Land & Capital, LLC and Tenant have entered into that certain First Amendment to Lease Agreement with respect certain premises described therein and located at 1762 Automation Parkway, San Jose, California.

D. Landlord and Tenant desire to terminate the Lease prior to the Expiration Date subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing recitals and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Termination Fee. As an additional material inducement to Landlord to agree to the terms and conditions set forth in this Agreement, Tenant agrees to pay to Landlord a termination fee in the total amount of One Million One Hundred Forty Three Thousand One Hundred Eighty Three and 35/100 Dollars ($1,143,183.35) (the “Termination Fee”) which Termination Fee consists of (i) $568,365.00 to compensate Landlord for three months of rent, plus (ii) $219,785.00 as a stipulated termination payment charge, plus (iii) $355,033.35 representing the amount of Expense excess and late charge fees owed by Tenant to Landlord with respect to the Premises for the calendar years 2024 and 2025 through the Termination Date. If Tenant fails to timely pay such Termination Fee within three business days following its execution of this Agreement, this Agreement shall, at the election of Landlord and upon written notice from Landlord, be deemed null and void and of no force and effect and the Lease shall continue pursuant to the terms of the Lease.
2.
Commission Payment to Cushman Wakefield. In addition to the Termination Fee and as further consideration for the terms and conditions of this Agreement, Tenant agrees to pay to Cushman Wakefield a commission payment in the amount of One Million Two Hundred Eleven Thousand Eight Hundred and Fifty Dollars ($1,211,850.00) (the “Commission Payment”), which amount is to compensate Cushman Wakefield, as New Tenant’s broker, for the New Tenant Lease. If Tenant fails to timely pay such Commission Payment within six business days following its execution of this Agreement, this Agreement shall, at the election of Landlord and upon written notice from Landlord, be deemed null and void and of no force and effect and the Lease shall continue pursuant to the terms of the Lease.

3.
New Tenant Access to Premises. To facilitate the transactions contemplated by this Agreement, Tenant hereby agrees that, commencing July 1, 2025, Tenant shall permit New Tenant and its agents and vendors access to the Premises during customary business hours for purposes of inspecting the same; provided, that such access shall not include the right to locate personal property in the Premises or alter or improve the Premises or the right to perform any invasive testing, boring, air testing or soils testing, and, any such entry shall not materially impair Tenant’s operations and shall comply with Tenant’s reasonable security measures. Such access shall also be conditioned upon New Tenant and its agents and vendors providing Tenant with not less than one (1) business day notice prior to entry of the Premises. Tenant will have the option to have an agent or employee accompany New Tenant and its agents and vendors at all times during its access to the Premises. New Tenant shall have no right to make inquiries of Tenant or its employees or invitees during such access. Landlord shall indemnify, defend, protect and hold harmless Tenant from, all losses, damages, liabilities, claims, attorneys’ fees, costs and expenses (“Claims”) arising from access by New Tenant or its agents or vendors to the Premises pursuant to this Section. Without limiting the foregoing, Landlord agrees that Tenant shall not be liable for any Claims caused by such access by New Tenant or its agents. Prior to and as a condition to any such entry onto the Premises, New Tenant shall be required to deliver to Tenant a certificate of insurance evidencing that Tenant has commercial general liability insurance with limits of not less than Two Million Dollars ($2,000,000.00) per occurrence, which certificate shall be in the name of Tenant, as certificate holder and shall name Tenant as an additional insured.
4.
Surrender of Premises. On or before August 1, 2025 (the “Surrender Date”), Tenant shall surrender possession of the Premises to Landlord, and Landlord hereby agrees to accept the Premises, in vacant (excluding the Surrendered FF&E, as defined below), broom clean condition, and otherwise in the condition as of the date hereof as full satisfaction of Tenant’s surrender obligations under the Lease. Without limiting the generality of the foregoing, Tenant shall, at its sole cost, remove Tenant’s furniture and personal property from the Premises prior to the Surrender Date; provided, however, Tenant hereby agrees to surrender and leave in the Premises, at no cost or expense to Landlord, those certain items of furniture, fixtures and equipment itemized on Schedule 1 of Exhibit A attached hereto (the “Surrendered FF&E”). As further consideration for Landlord’s entering into this Agreement, on the Surrender Date, Tenant shall transfer all of its right, title and interest in the Surrendered FF&E to Landlord, and Landlord shall accept said assets in their “AS-IS” condition, pursuant to and in accordance with the form of bill of sale attached hereto as Exhibit A. Landlord shall be responsible for any transfer or sales tax with respect to such assets. In the event that Tenant fails to surrender the Premises by the Surrender Date in the condition required herein, this Agreement shall not terminate or be voided, but, in addition to any other damages to which Landlord may be entitled, Tenant shall be subject to holdover rent pursuant to Section 9.2 of the Lease. In addition to the Surrendered FF&E, Tenant agrees that Tenant shall surrender the Premises with the back-up generator and existing equipment set forth on Exhibit B (the “Existing Equipment”) in the condition existing as of June 25, 2025.
5.
Early Termination of Lease. The Lease shall terminate on August 1, 2025 (the “Termination Date”). Effective upon the Termination Date, the Lease shall terminate for all purposes and, except as otherwise set forth in this Agreement, Landlord, Tenant and Guarantor shall have no further rights, liabilities or obligations in connection with the Lease.

6.
Release of Tenant. The “Release Date” shall be the last to occur of the following: (a) the payment of the Termination Fee; (b) the payment of the Commission Payment; and (c) Tenant’s surrender of the Premises in the condition required pursuant to Section 4. On the Release Date, except for the obligations set forth in this Agreement, Landlord, on behalf of itself and its parents, members, managers, subsidiaries, affiliates, officers, directors, agents, employees, guarantors, predecessors, successors and assigns (collectively, the “Landlord Parties”), hereby unconditionally and fully releases and discharges Tenant and Guarantor and each of their respective parents, members, managers, subsidiaries, affiliates, officers, directors, agents, employees, guarantors, predecessors, successors and assigns (collectively, the “Tenant Parties”) from and against each and every claim, action, cause of action, obligation, cost, demand and liability of every type and nature, known and unknown (collectively, “Claims”), arising from or connected with the Lease, the 1750 Lease Guaranty, Tenant’s occupancy of the Premises and the relationship of the parties as landlord and tenant under the Lease and guarantor under the 1750 Lease Guaranty. Landlord expressly waives the provisions of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Notwithstanding the foregoing, nothing herein shall release Tenant from (a) any obligations under this Agreement, (b) indemnity obligations under the Lease regarding claims asserted by third parties, or (c) events or circumstances first occurring or arising during the period from the date of this Agreement through the Termination Date, except as set forth in Section 3 above. If Tenant is the subject of an insolvency proceeding at any time prior to the date that is ninety (90) days following the date of this Agreement, Landlord shall be entitled to exercise all rights and remedies, including without limitation filing a claim in any such insolvency proceeding.

7.
Release of Landlord. Tenant, on behalf of each of the Tenant Parties, effective upon the Termination Date, hereby unconditionally and fully releases and discharges Landlord and the Landlord Parties from and against any and all Claims arising from or connected with the Lease or the Premises and the relationship of the parties as landlord and tenant under the Lease. Notwithstanding anything to contrary contained herein or in the Lease, Tenant waives all rights to receive any payments, credits, refunds, adjustments or other amounts that may be payable by Landlord under the Lease.
Tenant expressly waives the provisions of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Notwithstanding the foregoing, nothing herein shall release Landlord from (a) any obligations under this Agreement or (b) events or circumstances first occurring or arising during the period from the date of this Agreement through the Termination Date.

8.
Letter of Credit. Within five (5) business days following the Release Date, Landlord shall return to Tenant the original copy of the Letter of Credit in the amount of Two Million Seven Hundred Sixty-Five Thousand Five Hundred Eighteen and 76/100 Dollars ($2,765,518.76), which Landlord presently holds pursuant to Section 5 of the Lease. Landlord represents and warrants that the Letter of Credit remains undrawn as of the date of this Agreement, and, that, notwithstanding anything to the contrary in the Lease, Landlord agrees that, so long as Tenant surrenders the Premises in the condition required pursuant to Section 4 above and otherwise complies with the terms and conditions of this Agreement, Landlord shall not draw any proceeds of the Letter of Credit. Without limiting the foregoing, Landlord agrees that, so long as Tenant surrenders the Premises in the condition required pursuant to Section 4 above and otherwise complies with the terms of this Agreement, Tenant shall be relieved of any obligation to replace the Letter of Credit pursuant to Section 5 of the Lease and Landlord shall execute such commercially reasonably authorizations or termination instruments as the issuer of the Letter of Credit may request to evidence Landlord’s surrender of the Letter of Credit and to permit the cancellation and termination of the Letter of Credit.
9.
Representations. Tenant represents and warrants to Landlord that (i) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof and (ii) no actions, whether voluntary or otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state. Landlord represents and warrants to Tenant that (i) Landlord has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof and (ii) that it has obtained the written approval of its lender to this Agreement.
10.
Brokers. Landlord and Tenant each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than Colliers, representing Tenant, in the negotiating or making of this Agreement. Tenant and Landlord shall each indemnify and hold the other harmless from any claim or claims, and costs and expenses, including attorneys’ fees, incurred by the indemnified party in conjunction with any such claim or claims that any other broker or brokers represents the indemnifying party and is entitled to a commission in connection with this Agreement. Tenant shall pay any commissions owed to Colliers in connection with this Agreement pursuant to a separate written agreement.
11.
Miscellaneous.
(a)
Governing Law and Disputes. The validity, construction, and enforceability of this Agreement, and all matters or disputes arising under, in connection with or related to this Agreement will be governed by the laws of the State of California, without regard to its conflict of law principles.
(b)
Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior or contemporaneous representations, understandings, and agreements, whether written or oral, between the parties regarding the subject matter hereof, all of which are merged into this Agreement.
(c)
Binding Agreement. This Agreement shall bind and inure to the benefit of the parties and their respective successors, assigns and administrators.
(d)
Amendment; Waiver. This Agreement may not be amended or modified except in writing signed by both parties, and the waiver of any breach or default will not constitute a waiver of any other right under this Agreement or any subsequent breach or default.
(e)
Severability. If any provision of this Agreement is held to be illegal or unenforceable, such provision will be limited or eliminated to the minimum extent necessary so that the remainder of the Agreement will continue in full force and effect.
(f)
Full Execution of this Agreement. Neither Landlord nor Tenant shall be bound by the terms of this Agreement unless and until both parties have executed and delivered this Agreement.

(g)
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. This Agreement may be executed by a party’s signature via DocuSign or by electronic mail in pdf format (“pdf”), and execution of this Agreement by DocuSign or copies of this Agreement executed and delivered by means of pdf signatures shall have the same force and effect as executed and delivered with original signatures. All parties hereto may rely upon DocuSign or pdf signatures as if such signatures were originals. Any party executing and delivering this Agreement by pdf shall promptly thereafter deliver a counterpart of this Agreement containing said party’s original signature. All parties hereto agree that a DocuSign or pdf signature page may be introduced into evidence in any proceeding arising out of or related to this Agreement as if it were an original signature page.

[Signature Page Follows]

IN WITNESS THEREOF, this Agreement is executed as of the day and year first above written.

LANDLORD: MLC V SC - AUTOMATION, LLC, a limited liability corporation By: /s/ Roger Fields Name: Roger Fields Title: Managing Member	TENANT: QUANTUMSCAPE BATTERY, INC., a Delaware corporation By: /s/ Kevin Hettrich Name: Kevin Hettrich Title: CFO

EXHIBIT A

BILL OF SALE

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, QUANTUMSCAPE BATTERY, INC., a Delaware corporation (“Seller”), does hereby transfer, assign, sell and convey to MLC V SC - AUTOMATION, LLC, a California limited liability company (“Purchaser”), all of the furniture, equipment and other personal property described on Schedule 1 attached hereto (the “Assets”), which are currently located in those certain premises at 1750 Automation Parkway, San Jose, California.

Seller warrants and represents that it currently holds title to the Assets free and clear of any liens or encumbrances. EXCEPT AS STATED IN THE PRECEDING SENTENCE, SELLER MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER REGARDING THE ASSETS AND EXPRESSLY EXCLUDES ANY SUCH WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO THE MANUFACTURE, FITNESS, MERCHANTABILITY, QUALITY, CONDITION, CAPACITY, SUITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS. THE ASSETS ARE SOLD TO PURCHASER AS IS, WHERE IS, AND WITH ALL FAULTS AND DEFECTS.

WHEREFORE, Seller has executed this Bill of Sale as of the 30th day of June, 2025.

QUANTUMSCAPE BATTERY, INC.,

a Delaware corporation

By: /s/ Kevin Hettrich

Name: Kevin Hettrich

Title: CFO

Schedule 1

Assets

(1)
One refrigerator.

EXHIBIT B

EXISTING EQUIPMENT

(Circled in Red including Back-Up Generator marked as “X”)